Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of 58.com Inc. of our report dated July 30, 2013, except with respect to our opinion on the consolidated financial statements in so far as it relates to certain subsequent events described in Note 17 (b) as to which the date is October 17, 2013, relating to the consolidated financial statements of 58.com Inc. which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts”  in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
October 22, 2013

普华永道中天会计师事务所(特殊普通合伙)北京分所

PricewaterhouseCoopers Zhong Tian LLP, Beijing Branch, 26/F Office Tower A

Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, PRC

T: +86 (10) 6533 8888, F: +86 (10) 6533 8800, www.pwccn.com